Exhibit 99.1

Greatbatch, Inc. Reaffirms 2012 Guidance, Announces Preliminary 2012 Sales, and Provides 2013 Guidance

Completion of consolidation initiatives, reduced R&D expenses, and organic growth fuels 2013 earnings growth

FRISCO, Texas--(BUSINESS WIRE)--January 8, 2013--Greatbatch, Inc. (NYSE: GB), today announced preliminary sales results for its fiscal year ended December 28, 2012, and provided fiscal 2013 guidance. The 2013 guidance will be referenced in a presentation by Thomas J. Hook, Chief Executive Officer and President of Greatbatch Inc., on Thursday January 10, 2013, at the 31st Annual J.P. Morgan Healthcare Conference in San Francisco. The company will be discussing its strategy for long term growth and profitability.

  Preliminary revenue for 2012 increased approximately 13.5% over the prior year to $645 million driven primarily by the acquisition of MicroPower, a provider of portable medical solutions, in December 2011.
  Preliminary 2012 Adjusted Operating Margin and Adjusted Diluted EPS are in line with previously discussed guidance of the lower-end of 11.5% to 12.5% and $1.75 to $1.85 ranges, respectively, as a result of expense management during the year and a decrease in estimated incentive compensation payout.
  Fiscal 2013 sales are expected to increase in the range of 2% to 5% primarily driven by growth in the Portable Medical and Vascular product lines. Organic growth is expected to be in the range of 5% to 8% for 2013, after adjusting for the disposition of certain Orthopaedic products as previously announced.
  Adjusted Operating Margin in 2013 is targeted to be 12.0% to 12.5%.
  Adjusted Diluted EPS growth in 2013 is expected to be in the range of 7% to 13%.

CEO Comments

Commenting on 2012’s preliminary results, Thomas J. Hook said, “Growth rates in portable medical and cardiac rhythm management exceeded our revenue guidance in 2012 and vascular revenue growth was at the high-end of our guidance expectations. Along with firm expense management and incentive compensation adjustments, we were able to offset the negative impact of our Orthopaedic operations on earnings.” Hook continued,

“We are confident about our outlook for fiscal 2013, our performance this year will be predominantly driven by three factors:

  5-8% organic growth driven by Portable Medical, Vascular and Orthopaedic (adjusted for product dispositions) along with above market growth in Cardiac and Neuromodulation
  The benefits of our consolidation and integration effort in our Orthopaedic operations; and
  Reduction in research and development expenses as our Algostim project nears PMA submission.”

“We look forward to providing greater detail during our earnings call on February 25, 2013, and at our Investor Day meeting on March 18, 2013.”

Financial Guidance

For 2013, Greatbatch estimates annual revenue growth rates for its product lines are as follows:

	Preliminary 2012
	Revenue	Estimated 2013 Annual	2013 Estimated Revenue
Product Line	(millions)	Growth Rate (%)	(millions)
Cardiac & Neuromodulation	$308	0% - 2%	$308 - $314
Vascular	$53	7% - 13%	$56 - $60
Orthopaedic	$119	(5%) - 0%	$113 - $119
Portable Medical	$80	15% - 20%	$92 - $96
Energy & Other	$85	7%	$91 - $91
Total Sales	$645	2% - 5%	$660 - $680

Adjusted Operating Income as a % of Sales	12.0% - 12.5%

Annual Medical Device Tax impact approximately	$1.5M - $2.5M

Adjusted Effective Tax Rate (includes only the 2013 benefit of
the recently reenacted R&D Tax Credit)	33% to 35%

Adjusted Diluted EPS	$1.90 - $2.00

Adjusted operating income for 2013 is expected to consist of GAAP operating income minus non-recurring, unusual or infrequently occurring items such as acquisition, consolidation and integration charges, certain RD&E expenditures and asset disposition/write-down charges, totaling approximately $11.5 million to $14.0 million. This range has been significantly reduced from the prior year as we have essentially completed our productivity and consolidation initiatives. Included in the above range are residual design verification testing (“DVT”) costs in the range of $4.8 to $5.8 million to complete the Algostim project. We have included a table below showing the estimated Other Operating Expenses (“OOE”) for 2012 compared to 2013.

	2012 Current Forecast	2013 Forecast
Description	(millions)	(millions)
Consolidation Projects - Other	$5.0 - $5.4	$1.6 - $1.8
Consolidation Projects - Swiss Closure	$25.0 - $26.0	$4.2 - $5.2
Oracle Upgrade/Integration Costs	$5.0 - $5.5	$0.7 - $0.8
Electrochem – Acquisition/Sensors	$1.1 - $1.8	$0.2 - $0.4
Other	$1.7 - $2.0	-
Total Forecasted OOE 2012-2013	$37.8 - $40.7	$6.7 - $8.2
DVT Builds	$5.2 - $5.3	$4.8 - $5.8
Total Add Backs to Operating Income	$43.0 - $46.0	$11.5 - $14.0

About Greatbatch, Inc.

Greatbatch, Inc. (NYSE: GB) provides top-quality technologies to industries that depend on reliable, long-lasting performance through its brands Greatbatch Medical, Electrochem and QiG Group. Greatbatch Medical develops and manufactures critical medical device technologies for the cardiac, neurology, vascular and orthopaedic markets. Electrochem designs and manufactures batteries for high-end niche applications in the portable medical, energy, military, and other markets. The QiG Group empowers the design and development of new medical devices for our core markets. Additional information about the Company is available at www.greatbatch.com.

Use of Non-GAAP Financial Information

In addition to our results reported in accordance with generally accepted accounting principles (“GAAP”), we provide adjusted operating income and margin, adjusted net income and adjusted earnings per diluted share. These adjusted amounts consist of GAAP amounts excluding the following adjustments to the extent occurring during the period: (i) acquisition-related charges, (ii) facility consolidation, optimization, manufacturing transfer and system integration charges, (iii) asset write-down and disposition charges, (iv) severance charges in connection with corporate realignments or a reduction in force (v) litigation charges and gains, (vi) the impact of non-cash charges to interest expense due to the accounting change for convertible debt, (vii) unusual or infrequently occurring items, (viii) certain R&D expenditures (such as medical device DVT expenses in connection with developing our Neuromodulation platform), (ix) gain/loss on the sale of investments, (x) the income tax (benefit) related to these adjustments and (xi) Certain tax charges related to the consolidation of our Swiss Orthopaedic facility. Adjusted earnings per diluted share were calculated by dividing adjusted net income for diluted earnings per share by diluted weighted average shares outstanding. We believe that the presentation of adjusted operating income and margin, adjusted net income and adjusted diluted earnings per share provides important supplemental information to management and investors seeking to understand the financial and business trends relating to our financial condition and results of operations.

Forward-Looking Statements

Some of the statements in this press release, including the information provided under the caption “Financial Guidance,” are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, and involve a number of risks and uncertainties. These statements can be identified by terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” or the negative of these terms or other comparable terminology. These statements are based on the Company’s current expectations. The Company’s actual results could differ materially from those stated or implied in such forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements include, among others, the following matters affecting the Company: our dependence upon a limited number of customers; customer ordering patterns; product obsolescence; our inability to market current or future products; pricing/vertical integration pressure from customers; our ability to timely and successfully implement our cost reduction and plant consolidation initiatives (including the consolidation of our Swiss Orthopaedic operations); our reliance on third party suppliers for raw materials, products and subcomponents; our inability to maintain high quality standards for our products; challenges to our intellectual property rights; product liability claims; our inability to successfully consummate and integrate acquisitions and to realize synergies; our unsuccessful expansion into new markets; our ability to realize a return on our substantial RD&E investments, including system and device products; our inability to obtain licenses to key technology; regulatory changes or consolidation in the healthcare industry; global economic factors including currency exchange rates and interest rates; the resolution of various legal actions and other risks and uncertainties described in the Company’s Annual Report on Form 10-K and in other periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

CONTACT:
Greatbatch, Inc.
Marco Benedetti, 716-759-5856
Vice President Financial Planning and Analysis, Investor Relations & Treasurer
mbenedetti@greatbatch.com